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Exhibit 99.(a)(1)(A)

OFFER TO PURCHASE FOR CASH
BY
FRANKLIN COVEY CO.
OF
UP TO $28,000,000 IN VALUE OF SHARES OF ITS COMMON STOCK AT A
PURCHASE PRICE NOT GREATER THAN $10.50 NOR LESS THAN
$9.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 27, 2008, UNLESS THE OFFER IS EXTENDED.

        Franklin Covey Co., a Utah corporation (the "Company," "Franklin," "our," "we," or "us"), is offering to purchase for cash up to $28,000,000 in value of shares ("shares") of our common stock, $0.05 par value per share ("common stock"), at a price not greater than $10.50 per share nor less than $9.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer").

        We are offering to purchase up to $28,000,000 in value of shares in the Offer. On the terms and subject to the conditions of the Offer, we will determine a single per share price, not greater than $10.50 per share nor less than $9.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. After the Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered and not properly withdrawn. We will then select the lowest purchase price (in multiples of $0.25) within the price range specified above that will allow us to purchase $28,000,000 in value of shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn. If the Offer is fully subscribed at a purchase price of $10.50 per share, we will repurchase 2,666,666 shares. The maximum number of shares we will repurchase is 3,111,111 shares, which would represent approximately 15.9% of our issued and outstanding shares as of July 15, 2008. If, based on the purchase price we determine, shares having an aggregate value of less than $28,000,000 are properly tendered, we will buy all the shares that are properly tendered at or below such purchase price and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn prior to the expiration date of the Offer. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the purchase price if, based on the purchase price we determine, more than $28,000,000 in value of shares are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the expiration of the Offer. See Section 5.

        The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

        The shares are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "FC." On May 22, 2008, the last full trading day before the announcement of the Offer, the last reported sale price of our common stock on the NYSE was $7.68 per share. On July 25, 2008, the most recent practicable date before the printing of this document, the reported closing price of the shares on the NYSE was $8.45 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

        Our Board of Directors has approved our making the Offer. However, none of Franklin, our Board of Directors, the Dealer Manager, the Depositary and the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

        You should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2. All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. See Section 11.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

        You may direct questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to Georgeson Inc., which is acting as the Information Agent, or to ThinkPanmure, LLC, which is the Dealer Manager for the Offer. Their addresses and telephone numbers appear on the back cover of this Offer to Purchase.

The Dealer Manager for the Offer is:

ThinkPanmure, LLC

Offer to Purchase, dated July 29, 2008

IMPORTANT

        If you desire to tender all or any portion of your shares, you must do one of the following before the Offer expires:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you;

  •
  if you hold certificates or Direct Registration System ("DRS") shares in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares, or the number of DRS shares you wish to tender and any other documents required by the Letter of Transmittal to Zions Bank, the Depositary for the Offer;

  •
  if you are an institution participating in The Depository Trust Company ("DTC"), you must tender your shares according to the procedure for book-entry transfer described in Section 3;

  •
  if you hold shares through our Employee Stock Purchase Plan (the "ESPP") and you wish to tender any of your shares held in the ESPP, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase (including an earlier deadline for delivering materials) and you must review the separate materials related to the ESPP enclosed with this Offer to Purchase for instructions; and

  •
  if you are a holder of vested options to purchase shares under our equity incentive plans, you may exercise your vested options and tender any of the shares issued upon exercise in accordance with the terms of the Offer.

        If you want to tender your shares, but (a) the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

        To tender shares properly, other than shares registered in the name of a broker dealer, commercial bank, trust company or other nominee, or shares held under our ESPP, you must properly complete and duly execute the Letter of Transmittal.

        If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Under the Tender Offer." If you agree to accept the purchase price determined pursuant to the Offer, your shares will be deemed to be tendered at the minimum price of $9.00 per share. You should understand that this election may lower the purchase price paid for shares in the Offer and could result in your shares being purchased at the minimum price of $9.00 per share.

        We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the purchase price or prices at which you should tender your shares. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in the Offer to Purchase. If anyone makes any recommendation or gives any such information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

        Questions and requests for assistance may be directed to Georgeson Inc., the Information Agent for the Offer, or to ThinkPanmure, LLC, the Dealer Manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letters of Transmittal or the Notice of Guaranteed Delivery may also be directed to the Information Agent.

The information agent for the Tender Offer is:	The Dealer Manager for the Tender Offer is:
ThinkPanmure, LLC

SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. This summary term sheet highlights only certain material information that can be found elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

        Franklin Covey Co.

What is the Company offering to purchase?

        Our intent is to purchase up to $28,000,000 in value of shares of our common stock. However, we expressly reserve the right, in our sole discretion, to purchase additional shares pursuant to the Offer, subject to applicable law. See Section 1.

What is the purpose of the Offer?

        Our Board of Directors believes that the Offer will provide shareholders with the opportunity to tender their shares and thereby receive a return of capital if they so elect, without potential disruption to Franklin's share price and the usual transaction costs associated with market sales. Alternatively, shareholders may elect not to participate in the Offer and thereby increase their percentage ownership of Franklin following the completion of the Offer. See Section 2.

        Our Board of Directors has determined that the Offer is a prudent use of our financial resources and presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders. See Section 2 for additional information about the purpose and effects of the Offer. The Offer is expected to be funded with available cash proceeds from the recently completed sale of substantially all of the assets of our Consumer Solutions Business Unit ("CSBU") to Franklin Covey Products, LLC.

What will the purchase price for the shares be and what will be the form of payment?

        We are conducting the Offer through a procedure commonly called a modified Dutch Auction tender offer. This procedure allows you to select the price (in increments of $0.25) within a price range specified by us at which you are willing to sell your shares. The price range for the Offer is $9.00 to $10.50 per share. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering shareholders, we can purchase $28,000,000 in value of shares, or such lesser value of shares as is properly tendered and not properly withdrawn. All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine. We will determine the purchase price for tendered shares promptly after the Offer expires. If your shares are purchased in the Offer, we will pay you the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

        If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Under the Tender Offer." If you agree to accept the purchase price determined under the Offer, your shares will be deemed to be tendered at the minimum price of $9.00 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $9.00 per share.

How many shares will the Company purchase in the Offer?

        We are offering to purchase up to $28,000,000 in value of shares. At the maximum purchase price of $10.50 per share, we could purchase 2,666,666 shares if the Offer is fully subscribed, which would represent approximately 13.6% of our issued and outstanding common stock as of July 15, 2008. At the minimum purchase price of $9.00 per share, we could purchase 3,111,111 shares, which would represent approximately 15.9% of our issued and outstanding common stock as of July 15, 2008. If, based on the purchase price we determine, more than $28,000,000 in value of shares are properly tendered and not properly withdrawn, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for "odd lots" (of less than 100 shares), which we will purchase on a priority basis (though tenders of less than all of the shares owned by an odd lot holder will not qualify for this priority), and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). The Offer is not conditioned on any minimum number of shares being tendered.

How will you pay for the shares?

        The maximum aggregate purchase price of shares repurchased in the Offer will be $28,000,000. We expect to fund the purchase of shares in the Offer with the proceeds from the recently completed sale of substantially all of the assets of our CSBU to Franklin Covey Products, LLC.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

        You may tender your shares until the Offer expires. The Offer will expire on August 27, 2008, at 5:00 p.m., New York City time, unless we extend it (the time of expiration of the Offer is referred to as the "Expiration Time"). We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long we will extend the Offer. See Section 1 and Section 15. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they have an earlier deadline, for administrative reasons, for you to act to instruct them to tender shares on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

        If you wish to tender shares held in our ESPP, you will have an earlier deadline. The deadline is three business days prior to the expiration of the Offer. See Section 3.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

        If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. We will also issue a press release if we materially amend the terms of the Offer. See Section 15.

What are the significant conditions to the Offer?

        Our obligation to accept and pay for your tendered shares depends upon the conditions set forth in Section 7 that must be satisfied or waived on or prior to the Expiration Time, including, but not limited to:

  •
  no legal action shall have been threatened, instituted or pending that seeks to challenge or delay the Offer or could reasonably be expected to materially and adversely affect our business, condition (financial or otherwise), results of operations, or prospects or the value of our shares;

  •
  no change in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to materially and adversely affect our business, condition (financial or otherwise), results of operations, or prospects or the value of our shares or otherwise materially impair the contemplated future conduct of our business or adversely affect trading in our shares;

  •
  no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, shall have occurred;

  •
  no commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any country in which we conduct operations that are material to our business shall have occurred;

  •
  no decrease of more than 10% in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on July 28, 2008 shall have occurred;

  •
  no entity, "group" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before July 28, 2008);

  •
  no entity, group or person who has filed with the SEC a Schedule 13D or Schedule 13G relating to the Company on or before July 28, 2008 shall have acquired or proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding shares;

  •
  no new group shall have been formed that beneficially owns more than 5% of our outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

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  no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us;

  •
  no change (or event involving a prospective change) shall have occurred that could reasonably be expected to materially adversely affect our business, condition (financial or otherwise) or results of operations or the value of our shares; and

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  our determination that the consummation of the Offer will not cause our common stock to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

Following the Offer, will the Company continue as a public company?

        Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act.

How do I tender my shares?

        If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on August 27, 2008, or any later time and date to which the Offer may be extended:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you prior to the Expiration Time or comply with the guaranteed delivery procedure outlined in Section 3;

  •
  if you hold certificates or DRS shares in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares, or the amount of DRS shares you wish to tender, and any other documents required by the Letter of Transmittal to Zions Bank, the Depositary for the Offer;

  •
  if you are an institution participating in DTC, you must tender your shares according to the procedure for book-entry transfer described in Section 3; and

  •
  if you are unable to deliver the certificates for the shares or the other required documents to Zions Bank or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

        You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase.

How do holders of vested stock options for Shares participate in the Offer?

        If you hold vested but unexercised options to purchase our common shares, you may exercise such options in accordance with the terms of the applicable equity incentive plans and your awards and tender the common shares received upon such exercise in accordance with this Offer. You should evaluate this Offer carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your options and the provisions for pro rata purchases by us described in Section 1. See Section 3. An exercise of a stock option cannot be revoked even if all or a portion of the common shares received upon the exercise and tendered pursuant to the Offer are not purchased by us for any reason. If your stock awards have vested you should follow the above instructions applicable to shares held by a broker or shares held in your own name, as applicable to you. Holders of unvested stock options or stock awards may not tender shares or shares represented by such interests unless they are fully vested. We strongly recommend that you discuss the Offer with your tax advisor or broker.

How do participants in our ESPP participate in the Offer?

        Participants in our ESPP must comply with separate requirements in order to participate in the Offer. If you are a participant in our ESPP and you wish to tender any of your shares held in the ESPP, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase (including an earlier deadline for delivering materials) and you must review the separate materials related to the ESPP enclosed with this Offer to Purchase for instructions.

What happens if more than $28,000,000 in value of shares are tendered at or below the purchase price?

        If, based on the purchase price we determine, shares having an aggregate value in excess of $28,000,000 are properly tendered at or below the purchase price and not properly withdrawn, we will purchase shares as follows:

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  first, from all holders of "odd lots" of less than 100 shares who properly tender all of their shares at or below the purchase price selected by us;

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  second, from all other shareholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis (except for shareholders who tendered shares conditionally for which the condition was not satisfied); and

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  third, only if necessary to permit us to purchase $28,000,000 in value of shares (or such greater amount as we may elect to pay), from holders who have properly tendered shares at or below the purchase price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

        Because of the "odd lot" priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1 and, for additional information on conditional purchases, Section 6.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

        If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the purchase price selected by us, you do not properly withdraw such shares before the Offer expires and you complete the section entitled "Odd Lots" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

        Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on August 27, 2008, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on September 25, 2008. See Section 4.

How do I withdraw shares I previously tendered?

        To withdraw tendered shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares, and such other details as may be required. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your shares. If you wish to withdraw tendered shares held in the ESPP, you must withdraw all such tendered shares. If you withdraw shares, including shares held in either plan, you must re-tender any such shares you wish to tender in the Offer.

Has the Company or its Board of Directors adopted a position on the Offer?

        Our Board of Directors has approved our making the Offer. However, none of the Company, our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender, and the purchase price or purchase prices at which you may choose to tender your shares. In so doing, you should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the directors or executive officers of the Company intend to tender their shares in the Offer?

        All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer (including shares they are deemed to beneficially own). As a result, the Offer will increase the proportional holdings of our directors and executive officers. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions or otherwise, at prices that may be more or less favorable than the purchase price to be paid to our shareholders in the Offer. See Section 11.

If I decide not to tender, how will the Offer affect my shares?

        Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

        On May 22, 2008, the last full trading day before the announcement of the Offer, the last reported sale price of our common stock on the NYSE was $7.68 per share. On July 25, 2008, the most recent practicable date before the printing of this document, the reported closing price of the shares on the NYSE was $8.45 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

When and how will the Company pay for the shares I tender?

        We will pay the purchase price in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after expiration of the Offer. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, by 11:00 a.m., New York City time, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration and begin paying for tendered shares until at least four business days after expiration of the Offer. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary. The Depositary will act as your agent and will transmit to you (or to your broker, dealer, trustee, plan administrator or other nominee) the payment for all your shares accepted for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

        If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not pay brokerage commissions or similar expenses. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that nominee tenders your shares on your behalf, that nominee may charge you a fee. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.

Do you intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

        Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the Offer, until at least 10 business days after the expiration of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning 10 business days after the Expiration Time of the Offer, we may make share repurchases from time to time on the open market, pursuant to accelerated share repurchases and/or in additional tender offers. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the Offer.

What are the U.S. federal income tax consequences if I tender my shares?

        The receipt of cash from us in exchange for your shares will be a taxable event for you for U.S. federal income tax purposes. The receipt of cash for your shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for gain or loss treatment or (2) a distribution in respect of stock from the Company. The Depositary (or other applicable withholding agent) will withhold U.S. federal taxes at a rate of 30% on the gross proceeds of the Offer paid to a non-U.S. shareholder, subject to reduction by applicable treaty or exemption for income that is "effectively connected with a U.S. trade or business," as evidenced by forms that a non-U.S. shareholder furnishes to the Depositary (or other applicable withholding agent). We advise you to consult your tax advisor with respect to your particular situation. See Section 14.

Will I have to pay stock transfer tax if I tender my shares?

        We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Whom may I talk to if I have questions?

        If you have any questions regarding the Offer, please contact Georgeson Inc., the Information Agent, toll-free at (800) 491-3365, or ThinkPanmure, LLC, the Dealer Manager, at (212) 468-7000. Banks and brokers may call the Information Agent collect at (212) 440-9980. Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover page of this document.

FORWARD-LOOKING STATEMENTS

        Some of the statements in this document, as well as certain statements incorporated by reference herein, constitute "forward-looking statements." These forward-looking statements include, but are not limited to, statements regarding the number of shares that we may purchase in the Offer, the amount of cash to be used in the Offer, the price range of this purchase and the date on which we will announce the final results of the Offer or pay for tendered shares. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.

        The words "anticipate," "believe," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "will," "should" and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Such statements reflect management's current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. The Company will not update these forward-looking statements, even though its situation may change in the future. Whether actual results will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to risks and uncertainties relating to:

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  the impact of general economic conditions in the United States or in specific markets in which we do business;

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  fluctuation in exchange rates and currency values;

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  our capital expenditure requirements;

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  legislative or regulatory requirements;

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  additional exposure to tax liabilities;

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  the profitability of certain product lines, capital expenditures and future liquidity;

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  the acceptance of our new training programs and products in the marketplace;

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  the price at which we ultimately determine to purchase shares in the Offer and the number of shares tendered in the Offer;

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  the price and time at which we make any additional share repurchases following completion of the Offer, the number of shares acquired in such repurchases and the interest rate on any indebtedness incurred to fund such repurchases;

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  conducting operations in a competitive environment and a changing industry;

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  the Company's ability to finance current operations and growth initiatives;

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  economic, legal and political issues associated with its international operations; and

  •
  the Company's ability to maintain effective internal control over financial reporting.

        All forward-looking statement attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by this cautionary statement. You should read carefully the factors described herein and in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2007, the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 1, 2007, March 1, 2008 and May 31, 2008, and in any subsequent filings under the Exchange Act.

INTRODUCTION

To the Holders of our Common Shares:

        We invite our shareholders to tender shares of our common stock, $0.05 par value per share, for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to $28,000,000 in value of shares at a price not greater than $10.50 nor less than $9.00 per share, net to the seller in cash, less applicable withholding taxes and without interest. Unless the context otherwise requires, all references to "shares" shall refer to the common shares of the Company.

        The Offer will expire at 5:00 p.m., New York City time, on August 27, 2008, unless extended as described in Section 15.

        After the Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered and not properly withdrawn. We will then select the lowest purchase price within the price range specified above that will allow us to purchase $28,000,000 in value of shares, or a lower amount depending on the number of shares properly tendered. If shares having an aggregate value of less than $28,000,000 are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price.

        We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of the "odd lot" priority, proration or conditional tender provisions to the tendering shareholders at our expense promptly following the Expiration Time. See Section 1.

        Tendering shareholders whose shares are registered in their own names and who tender directly to Zions Bank, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as described in Section 5, stock transfer taxes on the purchase of shares by us in the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

        In addition, holders of vested but unexercised options to purchase shares outstanding under our stock option plans may exercise those options and tender some or all of the shares issued upon such exercise. Holders of stock awards may not tender shares or shares represented by such interests unless they are fully vested.

        The Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7.

        Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, nor the Dealer Manager, the Depositary nor the Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which shareholders may choose to tender their shares. We have not authorized any person to make any recommendation. Shareholders should carefully evaluate all information in the Offer and should consult their own investment and tax advisors. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

        Our current directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Accordingly, if we complete the Offer, the proportional holdings of our directors and executive officers will increase. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions or otherwise, at prices that may be more or less favorable than the purchase price to be paid to our shareholders in the Offer. See Section 11.

        Any tendering shareholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Offer, unless such holder establishes that it is exempt from backup withholding. See Section 14 of this Offer to Purchase regarding certain United States federal income tax consequences of a sale of shares pursuant to the Tender Offer.

        As of July 15, 2008, there were 19,615,444 of our common shares issued and outstanding. At the maximum price of $10.50 per share, we could purchase up to 2,666,666 shares which would represent approximately 13.6% of the total number of issued and outstanding common shares as of July 15, 2008. At the minimum purchase price of $9.00 per share, we could purchase up to 3,111,111 shares, which would represent approximately 15.9% of the total number of our issued and outstanding common shares as of July 15, 2008. The shares are listed and traded on the NYSE under the symbol "FC." On July 25, 2008, the most recent practicable date before the printing of this document, the reported closing price of the shares on the NYSE was $8.45 per share. Shareholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

THE TENDER OFFER

1.     Number of Shares; Purchase Price; Proration

         General.    Upon the terms and subject to the conditions of the Offer, we will purchase $28,000,000 in value of shares of our common stock, or if a lesser amount of shares is properly tendered and not properly withdrawn, all shares that are properly tendered and not properly withdrawn, at a price not greater than $10.50 nor less than $9.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

        The term "Expiration Time" means 5:00 p.m., New York City time, on August 27, 2008, unless we extend the period of time during which the Offer will remain open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

        In accordance with the rules of the SEC under the Exchange Act, we may, and we expressly reserve the right to, purchase under the Offer an additional amount of shares of our common stock not to exceed 2% of the outstanding shares, without amending or extending the Offer.

        In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration, except for "odd lots." The proration and withdrawal rights also expire on the Expiration Time.

If we:

  •
  change the price range to be paid for shares;

  •
  increase the aggregate purchase price limit and thereby increase the number of shares purchasable in the Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares; or

  •
  decrease the aggregate purchase price limit and thereby decrease the number of shares purchasable in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 5:00 p.m., New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of 10 business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        The Offer is not conditioned upon any minimum number of shares being tendered; however, the Offer is subject to other conditions. See Section 7.

        In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not greater than $10.50 per share nor less than $9.00 per share, at which they are willing to sell their shares to us in the Offer. Alternatively, shareholders desiring to tender shares and seeking to maximize the chance that their shares will be purchased can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price ultimately paid for shares properly tendered. To do so, shareholders should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Under the Tender Offer." Note that this election is deemed to be a tender of shares at the minimum price of $9.00 per share and could result in the tendered shares being purchased at the minimum price of $9.00 per share. Shareholders are urged to obtain current market quotations for the shares before deciding whether, and at what purchase price or purchase prices, to tender their shares. See Section 8 for recent market prices for the shares.

        To tender shares properly, shareholders must specify the price they are willing to accept for the shares they tender or, alternatively, specify that they will sell their tendered shares at the purchase price for such shares determined as provided herein. If you specify more than one price for your shares in a single letter of transmittal, you will not have validly tendered your shares.

        After the Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered and not properly withdrawn. We will then select the lowest purchase price (in multiples of $0.25) within the price range specified above that will allow us to purchase $28,000,000 in value of shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn. If, based on the purchase price we determine, shares having an aggregate value of less than $28,000,000 are properly tendered, we will buy all the shares that are properly tendered and not properly withdrawn. Once the purchase price has been determined, we will promptly disclose such price in a manner calculated to inform shareholders of this information, which will include a press release through a national news service.

        All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. We will purchase only shares properly tendered at or below the purchase price we determine and not properly withdrawn. However, because of the odd lot priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered, even if shareholders tendered at or below the purchase price, if, based on the purchase price we determine, more than $28,000,000 in value of shares are properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price we determine and shares that we do not purchase because of the odd lot priority, proration or conditional tender provisions to the tendering shareholders at our expense promptly following the Expiration Time. See Section 5.

        Shareholders can specify the order in which we will purchase shares tendered in the tender offer in the event that, as a result of the proration provision or otherwise, we purchase some but not all of the tendered shares pursuant to the tender offer. In the event a shareholder does not designate the order and fewer than all tendered shares are purchased due to proration or otherwise, the Depositary will select the order of the shares purchased.

        If the value of the shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to $28,000,000, or such greater amount as we may elect to purchase pursuant to the Offer, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price.

         Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if, based on the purchase price determined in the Offer, shares having an aggregate value in excess of $28,000,000 have been properly tendered at or below the purchase price selected by us and not properly withdrawn, we will, subject to applicable law, purchase properly tendered shares on the basis set forth below:

  •
  First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who: tenders all shares owned beneficially or of record at a price at or below the purchase price we determine (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

  •
  Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, as described below.

  •
  Third, if necessary to permit us to purchase $28,000,000 in value of shares at the purchase price determined in the Offer (or such greater amount as we may elect to pay), shares conditionally tendered at or below the purchase price (for which the condition was not initially satisfied) and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

        As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased even if they are tendered at or below the purchase price determined in the Offer. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even if they are tendered at or below the purchase price determined in the Offer.

         Odd Lots.    The term "Odd Lots" means all shares properly tendered prior to the Expiration Time at prices at or below the purchase price selected by us and not properly withdrawn by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an "Odd Lot Holder"). To qualify for this preference, an Odd Lot Holder must tender all shares he or she owns in accordance with the procedures described in Section 3. Odd Lots that are properly tendered will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

         Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than Odd Lot Holders, at or below the purchase price selected by us. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until at least four business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly following the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in Section 14, the number of shares that we will purchase from a shareholder in the Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such shareholder.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of the Tender Offer; Certain Effects of the Tender Offer

        We intend to purchase up to $28,000,000 in value of shares pursuant to the Offer, at a price not greater than $10.50 and not less than $9.00 per share, net to the seller in cash without interest. The maximum number of shares that we will repurchase pursuant to the Offer under these terms is 3,111,111 (based on the minimum purchase price of $9.00 per share), representing approximately 15.9% of our common stock outstanding as of July 15, 2008. Our management and Board of Directors have spent a great deal of time analyzing our business. We also formed a special committee of independent directors to consider alternatives for creating long-term shareholder value. The special committee analyzed our business, our industry and the opportunities and challenges we face and in consultation with the Board of Directors and our advisors has determined the Offer properly creates the right balance between doing what is right for our business and creating liquidity for our shareholders. The special committee and our Board of Directors also considered the potential positive effects of the Offer on our share price following the Offer. They considered the potential positive effects on our stock price of the recent sale of our CSBU and our decision to focus on our core consulting and training business. They considered the potential positive effects on our stock price of the use of the net proceeds from the sale of our CSBU to repurchase shares in the Offer. They also considered that the sale of our CSBU and the use of the net proceeds from such sale to repurchase shares in the Offer may not result in the anticipated positive effects on our stock price. The special committee and our Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments in our business. They considered our cash resources and our anticipated cash needs. They considered the potential effects on our continuing business of our recent sale of our CSBU. They considered the appropriate amount of cash to use in the Offer. They considered general economic conditions and the demand for training services. The special committee and our Board of Directors believes that using a portion of our existing cash resources to fund the Offer is a prudent use of our financial resources and an efficient means of providing liquidity to our shareholders who desire it and potentially creating value for our shareholders who do not accept the Offer and continue holding our shares. Our Board of Directors believes that the purchase of shares pursuant to the Offer should not interfere with our ability to maintain the financial flexibility we need to continue to execute our strategy and take advantage of opportunities to grow our business.

        The Offer will provide shareholders with the opportunity to tender a portion or possibly all of their shares and, thereby, receive a return of capital if they so elect, without the usual transaction costs associated with market sales or, we believe, any disruption to the share price in the open market. Furthermore, holders of "Odd Lots" who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid not only the payment of brokerage commissions, but also any applicable "Odd Lot" discounts that might be payable on sales of their shares in transactions on the NYSE. The Offer also provides shareholders the option not to participate and, thereby, to increase their percentage ownership in the Company.

        We believe that the Offer is consistent with our objective of returning value to shareholders and increasing long-term shareholder value. While we believe that our shares have potential for significant appreciation over the long-term, we also recognize that future results may differ significantly from our expectations. In that regard, future events, such as deterioration in existing economic conditions or adverse effects on operations could adversely affect our ability to fully implement our strategy and create value for our shareholders. As a result, we recognize that some shareholders may desire liquidity.

        Our Board of Directors has approved our making the Offer. However, none of the Company, our Board of Directors, the Dealer Manager, the Depositary or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you tender shares. You should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including information regarding the purposes and effects of the Offer. You should discuss whether to tender your shares with your tax advisor, financial advisor and/or broker.

         Potential Benefits of the Offer to Shareholders.    We believe that the Offer will allow us to return significant capital to our shareholders. Our Board of Directors has determined that the Offer is a prudent use of our financial resources, presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders and will provide benefits to our shareholders, including the following:

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  The Offer provides our shareholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

  •
  If we complete the Offer, we will return cash to our shareholders who tender, while shareholders who do not tender will increase their percentage ownership in the Company.

         Potential Risks and Disadvantages of the Offer to Shareholders.    The Offer also presents some potential risks and disadvantages to the Company and shareholders who choose not to tender their shares, including the following:

  •
  The Offer and additional share repurchases will reduce our "public float," which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Offer. As of July 15, 2008, we had outstanding approximately 19,615,444 shares. At the maximum purchase price of $10.50 per share, we could purchase up to 2,666,666 shares, which would represent approximately 13.6% of the total number of issued and outstanding shares of our common stock as of July 15, 2008. At the minimum purchase price of $9.00 per share, we could purchase up to 3,111,111 shares, which would represent approximately 15.9% of the total number of issued and outstanding shares of our common stock as of July 15, 2008. If the Offer is fully subscribed, we will have approximately 16,504,333 (at the minimum purchase price of $9.00 per share) to 16,948,778 (at the maximum purchase price of $10.50 per share) shares outstanding upon completion of the Offer.

  •
  All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer (including shares they are deemed to beneficially own). As a result, the Offer will increase the proportional holdings of our directors and executive officers. See Section 12. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions or otherwise, at prices that may be more or less favorable than the purchase price to be paid to our shareholders in the Offer.

        Upon completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in the Company. However, there can be no assurance that we will not issue additional shares in the future which could have the effect of decreasing the relative ownership interests of such non-tendering shareholders.

         Certain Effects of the Offer.    After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will provide us with adequate financial resources.

        Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchase of $28,000,000 in value of shares pursuant to the Offer will not result in delisting of the remaining shares on the NYSE. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the Offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon our having determined that the consummation of the Offer will not cause the shares to be delisted from the NYSE or be eligible for deregistration under the Exchange Act. See Section 7.

        Shares we acquire pursuant to the Offer will be restored to the status of authorized and unissued shares and will be available for us to issue without further shareholder action for all purposes except as required by applicable law or the rules of the NYSE. We have no current plans for the issuance of shares purchased in the Offer.

        We may in the future purchase additional shares on the open market, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms that that are more or less favorable to our shareholders than the terms of the Offer. However, SEC Rule 13e-4(f)(6) prohibits us and our affiliates from purchasing any shares, other than pursuant to the Offer, until at least 10 business days after the expiration or earlier termination of the Offer.

        Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

        Except as disclosed in this Offer to Purchase, or the documents incorporated herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

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  any purchase, sale or transfer of a material amount of our or our subsidiaries' assets to a third party;

  •
  any material change in our indebtedness or capitalization;

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  any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to change any material term of the employment contract of any executive officer;

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  any other material change in our corporate structure or business;

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  any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

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  the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition by any person of additional securities of the Company, or the disposition by any person of securities of the Company; or

  •
  any changes in our Amended and Restated Articles of Incorporation or Bylaws, each as amended to date, or other governing instruments or other actions that could impede the acquisition of control of the Company.

        Although we and our affiliates do not currently have any plans, other than as described in this Offer to Purchase or the documents incorporated by reference herein, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing shareholder value and we may undertake or plan actions that relate to or could result in one or more of these events.

        Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors, nor the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares of our common stock. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which you will tender them.

3.     Procedures for Tendering Shares

         Valid Tender.    For a shareholder to make a valid tender of shares under the Offer:

        (i)    the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Time:

  •
  a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an "agent's message" (see "Book-Entry Transfer" below) and any other required documents; and

  •
  either certificates representing the tendered shares, or confirmation of the amount of DRS Shares you wish to tender or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see "Book-Entry Transfer" below); or

        (ii)   the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

        If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

        The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

        In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Under the Tender Offer," in which case you will be deemed to have tendered your shares at the minimum price of $9.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $9.00 PER SHARE) or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined By You." A tender of shares will be valid only if one, and only one, of these boxes is checked on the Letter of Transmittal.

        If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Under the Tender Offer." For purposes of determining the purchase price, those shares that are tendered by shareholders agreeing to accept the purchase price determined under the Offer will be deemed to be tendered at the minimum price of $9.00 per share. Shareholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8 for recent market prices for the shares.

        If tendering shareholders wish to indicate a specific price at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined By You." Tendering shareholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the shareholder is higher than the purchase price we eventually determine after the Expiration Time.

        A shareholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In case of withdrawal, shareholders who tendered their shares at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

        Odd Lot Holders must tender all of their shares and also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

         Book-Entry Transfer.    For purposes of the Offer, the Depositary will establish an account for the shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make book-entry delivery of shares by causing DTC to transfer those shares into the Depositary's account in accordance with DTC's procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent's message and all other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

        The confirmation of a book-entry transfer of shares into the Depositary's account at DTC is referred to herein as a "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures will not constitute delivery to the Depositary.

        The term "agent's message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgment from the participant tendering shares through DTC that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

         Method of Delivery.    The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through DTC's system, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance for at least 2% of the current market value. In all cases, sufficient time should be allowed to ensure timely delivery.

         Signature Guarantees.    No signature guarantee will be required on a Letter of Transmittal for shares if:

  •
  the "registered holder(s)" of those shares sign(s) the Letter of Transmittal and has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal; or

  •
  those shares are tendered for the account of an "eligible institution."

        A "registered holder" of tendered shares will include any shareholder registered on the books of the Company's transfer agent, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

        Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid.

        In all cases, payment for shares tendered and accepted for payment in the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at DTC as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), or an agent's message, in the case of a book-entry transfer and any other documents required by the Letter of Transmittal.

        The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholders. If delivery is by mail, registered mail with return receipt requested, properly insured for at least 2% of the current market value, is recommended.

         Guaranteed Delivery.    If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

  •
  your tender is made by or through an eligible institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery (or a facsimile thereof), in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

  •
  the Depositary receives, at its address set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery (or a facsimile thereof), either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary's account at DTC together with (1) either a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, or an agent's message, and (2) all other required documents.

        For these purposes, a "trading day" is any day on which the NYSE is open for business.

        A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

         Procedure for Stock Options.    Holders of vested but unexercised options to purchase shares may exercise such options in accordance with the terms of the incentive plans and tender the shares received upon such exercise in accordance with the Offer. See "Valid Tender" above. Holders of vested but unexercised options to purchase shares should evaluate this Offer carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options and the provisions for pro rata purchases by us described in Section 1. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise and tendered pursuant to the Offer are not purchased by us for any reason. We strongly recommend those holders to discuss the Offer with their tax advisor or broker prior to making any determination to exercise their options for purposes of tendering the underlying shares pursuant to the Offer.

         Procedures for Participants in Our Employee Stock Purchase Plan.    Holders of shares in our Employee Stock Purchase Plan (the "ESPP") may tender such shares by following the instructions in the "Letter to Participants in the Employee Stock Purchase Plan" furnished to participants in the ESPP and returning it to the Depositary in accordance with those instructions, three business days prior to the expiration of the Offer. All documents furnished to shareholders generally in connection with the Offer will be made available to participants whose plan accounts are credited with shares. Participants in the ESPP cannot use the Letter of Transmittal to direct the tender of shares held under the ESPP, but must use the instruction form included in the separate "Letter to Participants in the Employee Stock Purchase Plan" sent to them. Participants in the ESPP who also hold shares outside of the plan, however, must (i) complete the instruction form according to the instructions in the "Letter to Participants in the Employee Stock Purchase Plan" for shares held under the ESPP and (ii) use the applicable procedures otherwise described in this Offer to Purchase to tender shares held outside of the ESPP. Although the Offer will remain open to all shareholders until the Expiration Time, if the Depositary does not receive a participant's instructions three business days prior to the Expiration

Time, shares attributable to the participant's account will not be tendered. Participants are urged to read the "Letter to Participants in the Employee Stock Purchase Plan" and the separate instruction form carefully.

         Return of Unpurchased Shares.    The Depositary will return certificates for properly withdrawn or unpurchased shares promptly following the Expiration Time or the valid withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at DTC, the Depositary will credit the shares to the appropriate account maintained by the tendering broker/dealer participant at DTC in each case without expense to the shareholder.

         Tendering Shareholders' Representations and Warranties; Tender Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless at the time of tender and at the Expiration Time such person has a "net long position" in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares ("Equivalent Securities") that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to us that (a) such shareholder has a "net long position" in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (b) such tender of shares complies with Rule 14e-4.

        A tender of shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered, all in accordance with the terms of the Offer.

        All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

         Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the price to be paid for shares and the validity, form, eligibility (including time of receipt) and acceptance for payment of any shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form, or subject to any contractual restrictions on transfer, or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been properly made until all defects or irregularities relating thereto have been cured or waived. None of the Company, the Dealer Manager, the Depositary or the Information Agent will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering shares, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

         U.S. Federal Income Tax Backup Withholding; Information Reporting.    Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder in the Offer must be withheld and remitted to the Internal Revenue Service (the "IRS") unless the shareholder provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary (or other applicable withholding agent), certifies under penalties of perjury that this number is correct and that the shareholder is exempt from backup withholding or otherwise establishes an exemption. If the Depositary (or other applicable withholding agent) is not provided with the correct taxpayer identification number or another adequate basis for exemption, the shareholder may be subject to certain penalties imposed by the IRS. Therefore, each tendering shareholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding, unless the shareholder otherwise establishes to the satisfaction of the Depositary (or other applicable withholding agent) that the shareholder is not subject to backup withholding. If backup withholding results in the overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

        Certain shareholders (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 15)) are not subject to these backup withholding rules. In order for a Non-U.S. Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the Depositary at the address and telephone number set forth on the back cover page of this Offer to Purchase, or online at www.irs.gov.

        In addition, the Depositary (or other applicable withholding agent) may be required to report to the IRS the payment of the Offer proceeds to non-exempt shareholders.

        Shareholders are advised to consult their tax advisors regarding information reporting and possible qualifications for exemption from backup withholding and the procedure for obtaining any applicable exemption.

         Withholding for Non-U.S. Holders.    Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, the Depositary (or other applicable withholding agent) will deduct U.S. federal withholding taxes equal to 30% of the gross payments payable to such Non-U.S. Holder, unless the Depositary (or other applicable withholding agent) determines that a reduced rate of withholding is available under an applicable income tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly executed IRS Form W-8BEN (or a suitable substitute form) before payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly executed IRS Form W-8ECI (or a suitable substitute form) before payment is made. A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or a suitable substitute form) generally will be required to file a U.S. federal income tax return and, subject to any applicable tax treaty, generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a U.S. Holder. Additionally, in the case of a foreign corporation, such income may be subject to a branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary (or other applicable withholding agent) will determine a shareholder's status as a Non-U.S. Holder and eligibility for a reduced rate of, or an exemption from, withholding by reference to valid certificates or statements concerning eligibility for a reduced rate of, or an exemption from, withholding (e.g., IRS Form W-8BEN (or a suitable substitute form) or IRS Form W-8ECI (or a suitable substitute form)) received from the Non-U.S. Holder unless facts and circumstances indicate that reliance is not warranted.

        A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due. To obtain such a refund, a Non-U.S. Holder must file a U.S. federal income tax return with the IRS.

        Non-U.S. Holders are advised to consult their tax advisors regarding the application of U.S. federal income tax withholding and information reporting, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

        For a discussion of U.S. federal income tax consequences to tendering shareholders, see Section 14.

         Lost Certificates.    If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary's Call Center at (888) 416-5176. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates. Such shareholders must contact the Depositary by no later than August 13, 2008.

        Certificates for tendered shares, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, or an agent's message, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to the Company, the Dealer Manager or the Information Agent; any such documents delivered to the Company, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

4.     Withdrawal Rights

        Except as this Section 4 otherwise provides, you may withdraw shares that you have previously tendered under the Offer at any time prior to the Expiration Time. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on September 25, 2008, unless such shares have already been accepted for payment by us as provided in the Offer. Except as this Section 4 otherwise provides, tenders of shares are irrevocable.

        For a withdrawal to be effective, a written notice of withdrawal must:

  •
  be received in a timely manner by the Depositary at its address or at the facsimile number set forth on the back cover of this Offer to Purchase; and

  •
  specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

        If you wish to withdraw tendered shares held in the ESPP, you must withdraw all such tendered shares.

        If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

        If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

        If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

        Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

        We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of the Company, the Dealer Manager, the Depositary or the Information Agent will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.     Purchase of Shares and Payment of Purchase Price

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we (a) will determine the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and (b) will accept for payment and pay for, and thereby purchase, shares having an aggregate purchase price of up to $28,000,000 properly tendered at prices at or below the purchase price and not properly withdrawn.

        For purposes of the Offer, we will be deemed to have accepted for payment and therefore for purchase, subject to the "odd lot" priority, proration and conditional tender provisions of the Offer, shares that are properly tendered at or below the purchase price, and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay a single per share purchase price not greater than $10.50 nor less than $9.00 for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, but only after timely receipt by the Depositary of:

  •
  certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary's account at DTC;

  •
  a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent's message; and

  •
  any other required documents.

        We will pay for shares purchased by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders. We will be deemed to have purchased shares under the Offer following the last to occur of (i) acceptance for payment, (ii) final determination of the price and the proration factor and (iii) deposit of the aggregate purchase price for the shares.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly following the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until at least four business days after the Expiration Time.

        Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the shares, to the tendering shareholder at our expense promptly following the Expiration Time or termination of the Offer.

        Under no circumstances will we pay interest on the purchase price, including by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

        Any tendering shareholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3. Also see Section 14 regarding U.S. federal income tax consequences for foreign shareholders.

6.     Conditional Tender of Shares

        Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered pursuant to the Offer prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have shares sold pursuant to the Offer treated as a sale or exchange of such shares by the shareholder, rather than a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are advised to consult their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering shares.

        Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Expiration Time, if, based on the purchase price determined in the Offer, more than $28,000,000 in value of shares are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of Odd Lots, based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the tender will automatically be regarded as withdrawn and will be returned promptly after the Expiration Time, unless chosen by lot for reinstatement as discussed in the next paragraph.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below an aggregate purchase price of $28,000,000 then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase $28,000,000 in value of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

7.     Conditions of the Offer

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Time any of the following events has occurred:

  •
  there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly;

  •
  challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

    •
    seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

    •
    otherwise could reasonably be expected to materially and adversely affect our business, condition (financial or otherwise), results of operations or prospects or the value of our shares;

  •
  there has occurred any change in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to materially and adversely affect our business, condition (financial or otherwise), results of operations or prospects or the value of our shares or otherwise materially impair the contemplated future conduct of our business or adversely affect trading in our shares;

  •
  there has occurred a general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  there has occurred a commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any country in which we conduct operations that are material to our business;

  •
  there has been a limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;

  •
  there has been any suspension of, or limitation on, the markets for U.S. dollars or other currency in which any material bank loan of the Company or any of its subsidiaries is denominated, or any material change in the exchange rates of such currencies that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company or its subsidiaries, taken as a whole;

  •
  there has been a decrease of more than 10% in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on July 28, 2008, or any significant increase in interest rates;

  •
  a tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the Offer);

  •
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before July 28, 2008);

  •
  any entity, group or person who has filed with the SEC a Schedule 13D or Schedule 13G relating to the Company on or before July 28, 2008 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding shares;

  •
  any new group has been formed that beneficially owns more than 5% of our outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

  •
  any entity, group or person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us;

  •
  any approval, permit, authorization, favorable review or consent of any domestic or foreign governmental entity or any third-party consents required to be obtained in connection with the Offer shall not have been obtained;

  •
  there has occurred any change (or event involving a prospective change) that could reasonably be expected to materially adversely affect our business, condition (financial or otherwise), results of operations or prospects or the value of our shares; or

  •
  we determine that the consummation of the Offer may either cause the shares to be held of record by less than 300 persons or cause our shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. See Section 15.

8.     Price Range of the Shares

        The shares are listed for trading on the NYSE under the symbol "FC." The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported on the NYSE;

	High	Low
Fiscal Year Ending August 31, 2008
Third Quarter	$8.76	$6.72
Second Quarter	8.00	6.86
First Quarter	7.75	5.91
Fiscal Year 2007
Fourth Quarter	$8.99	$6.97
Third Quarter	9.01	7.10
Second Quarter	8.15	5.66
First Quarter	6.18	4.96
Fiscal Year 2006
Fourth Quarter	$8.37	$5.16
Third Quarter	9.79	7.00
Second Quarter	7.79	6.00
First Quarter	7.35	6.42

        On May 22, 2008, the last full trading day before the announcement of the Offer, the last reported sale price of our common stock on the NYSE was $7.68 per share. On July 25, 2008, the most recent practicable date before the printing of this document, the reported closing price of the shares on the NYSE was $8.45 per share. We urge shareholders to obtain a current market price for the shares before deciding whether, and at what price or prices, to tender their shares.

9.     Source and Amount of Funds

        Our intent is to purchase up to $28,000,000 in value of shares of our common stock. However, we expressly reserve the right, in our sole discretion, to purchase additional shares pursuant to the Offer, subject to applicable law. We expect to fund the purchase of shares in the Offer with proceeds from the recently completed sale of substantially all of the assets of our CSBU to Franklin Covey Products, LLC.

10.   Certain Information Concerning Franklin

         General.    The Company was incorporated in Utah in 1983. Our principal executive offices are located at 2200 West Parkway Boulevard, Salt Lake City, Utah 84119, and our telephone number is (801) 817-1776. We seek to improve the effectiveness of organizations and individuals, and we are a worldwide leader in providing integrated learning and performance solutions to organizations and individuals that are designed to enhance strategic execution, productivity, leadership, sales force performance, effective communications, and other skills. Each performance solution may include products and services that encompass training and consulting, assessment, and various application tools that are generally available in electronic or paper-based formats. Our products and services are available through professional consulting services, public workshops and our website. Historically, our best-known offerings include the FranklinCovey Planner™ and a suite of the new and updated individual-effectiveness and leadership-development training products based on the best-selling book The 7 Habits of Highly Effective People. We also offer a range of training and assessment products including the popular workshop FOCUS: Achieving Your Highest Priorities™, The 4 Disciplines of Execution™, The 4 Roles of Leadership™, Building Business Acumen: What the CEO Wants You to Know™, the Advantage Series communication workshops, and the Execution Quotient (xQ™) organizational assessment tool. Nearly 1,500 Franklin Covey associates world-wide delivered timeless and universal curriculum and effectiveness tools to millions of customers in fiscal 2007.

        On July 7, 2008, we announced that we completed our previously announced sale of substantially all of the assets of our CSBU to Franklin Covey Products, LLC. Franklin Covey Products, LLC, which is controlled by Peterson Partners, purchased the CSBU assets for $32.0 million in cash subject to adjustments for net working capital. We invested $1.755 million to purchase a 19.5% voting interest in the new company and made a $1.0 million preferred capital contribution with a 10% priority return. We also have the opportunity to earn contingent license fees as Franklin Covey Products, LLC achieves certain performance objectives. The remaining interest in Franklin Covey Products will be primarily held by Peterson Partners V, L.P., an affiliate of Peterson Partners, Inc., a Salt Lake City, Utah based investment firm that specializes in small- to mid-size companies.

        The CSBU was primarily focused on sales of our products to individual customers and small business organizations and includes the operations of our domestic retail stores, consumer direct channels (primarily eCommerce and call center), wholesale operations, international product channels in certain countries, and other related distribution channels, including government product sales and domestic printing and publishing operations. Some of the Company's best-known consumer products include the FranklinCovey Planner™ as well as a variety of binders, totes, and other productivity and organizational tools and accessories.

         Where You Can Find More Information.    We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options and other stock awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed (except for the financial statements and the notes related thereto which are not required to be disclosed in this Offer to Purchase) below that have been previously filed with the SEC. These documents contain important information about us.

SEC Filing (File No. 1-11107)	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended August 31, 2007
Quarterly Reports on Form 10-Q	Fiscal quarter ended December 1, 2007 Fiscal quarter ended March 1, 2008 Fiscal quarter ended May 31, 2008
Current Reports on Form 8-K	Filed on May 22, 2008, and amended on May 29, 2008 Filed on July 8, 2008 (for Item 8.01) Filed on July 10, 2008 (for Item 8.01) Filed on July 11, 2008

        You can obtain any of the documents incorporated by reference in this document from us or from the SEC's website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or telephoning us at: Franklin Covey Co., Attention: Steve Young, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119, telephone: (801) 817-1776. Please be sure to include your complete name and address in your request. You can find additional information by visiting our website at www.franklincovey.com. We are not incorporating the contents of our website into this Offer to Purchase and information contained on our website is not part of this Offer.

11.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

        As of July 15, 2008, there were 19,615,444 shares of our common stock outstanding. We are offering to purchase up to $28,000,000 in value of shares. At the maximum purchase price of $10.50 per share, we could purchase 2,666,666 shares if the Offer is fully subscribed, which would represent approximately 13.6% of our issued and outstanding common stock as of July 15, 2008. At the minimum purchase price of $9.00 per share, we could purchase 3,111,111 shares, which would represent approximately 15.9% of our issued and outstanding common stock as of July 15, 2008.

        As of July 15, 2008, our directors and executive officers as a group (11 persons) beneficially owned an aggregate of 11,273,704 shares. Our directors and executive officers are entitled to participate in the

Offer on the same basis as other shareholders; however, all of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions or otherwise, at prices that may be more or less favorable than the purchase price to be paid to our shareholders in the Offer.

        The following table sets forth, as of July 15, 2008, the aggregate number and percentage of shares of our common stock that were beneficially owned by (i) each director, (ii) each executive officer, and (iii) all directors and executive officers of the Company as a group. The table below also shows the percentage of shares that will be owned by our directors and executive officers after the Offer, assuming the Offer is fully subscribed, the purchase price for shares purchased in the Offer is $9.75, the midpoint of the purchase price range for the Offer, and no director or executive officer, or any entity by which the director or executive officer is deemed to beneficially own shares, tenders any shares in the Offer.

        The business address of each of our directors and executive officers is c/o the Corporate Secretary at Franklin Covey Co. 2200 West Parkway Boulevard, Salt Lake City, UT 84119.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class	Percentage of Class Owned After Offer (with above stated assumptions)
Donald J. McNamara(1)(2)(3)	7,253,638	28.4	32.0
Robert A. Whitman(4)	2,244,750	10.6	12.2
Stephen R. Covey(3)	1,055,384	5.4	6.3
Joel C. Peterson	212,049	1.1	1.3
Robert W. Bennett, Jr.(4)	121,477	*	*
Dennis G. Heiner	117,757	*	*
Stephen D. Young(4)	104,312	*	*
Robert H. Daines(5)	54,132	*	*
E. Kay Stepp	42,909	*	*
Clayton M. Christensen	37,839	*	*
E. J. "Jake" Garn	29,457	*	*
All directors and executive officers as a group(4)(11 persons)	11,273,704	41.4	46.3

*
Less than 1%.

(1)
Mr. McNamara, who is a director of the Company, is a principal of The Hampstead Group, the private investment firm that sponsors Knowledge Capital, and therefore may be deemed the beneficial owner of the Common Stock and the warrants to purchase common stock held by Knowledge Capital. Mr. McNamara disclaims beneficial ownership of the common stock and the warrants to purchase common stock held by Knowledge Capital.

(2)
The share amounts indicated for Mr. McNamara include 5,913,402 warrants held by Knowledge Capital. The warrants are exercisable for one share of Common Stock at $8.00 each.

(3)
The share amounts include those held for Stephen R. Covey by SRSMC Properties LLC with respect to 40,000 shares; those indicated for Stephen R. Covey by SANSTEP Properties, L.C. with respect to 1,006,384 shares; and those indicated by Donald J. McNamara by the Donald J. and Joan P. McNamara Foundation with respect to 23,000 shares. Mr. McNamara is the trustee of his foundation, having sole voting and dispositive control of all shares held by the foundation, and may be deemed to have beneficial ownership of such shares. Mr. Covey, as co-manager of SRSMC Properties LLC and SANSTEP Properties, L.C., has shared voting and dispositive control over the shares held by those entities and may be deemed to have beneficial ownership of such shares.

(4)
The share amounts indicated include shares subject to options currently exercisable held by the following persons in the following amounts: Robert W. Bennett, Jr., 50,000 shares; Stephen D. Young, 35,000 shares; Robert A. Whitman, 1,602,000 shares; and all executive officers and directors as a group, 1,687,000 shares. The total also includes 5,913,402 warrants held by Knowledge Capital.

(5)
The share amounts indicated for Robert H. Daines include 5,000 shares owned by Tahoe Investments, L.L.C., of which Mr. Daines is a member.

Equity Incentive Plans

         1992 Stock Incentive Plan.    The Franklin Covey Co. Amended and Restated 1992 Stock Incentive Plan (the "Stock Incentive Plan") was originally adopted and approved by our shareholders in March 1992 and was most recently amended in January 2006 with the approval of our shareholders. The maximum number of shares of our common stock reserved for issuance under the Stock Incentive Plan is 7,000,000. The Stock Incentive Plan, which is administered by the Organization and Compensation Committee of our Board of Directors, permits the issuance to our key employees of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, stock units and performance-based equity awards. As of July 1, 2008, we had approximately 1,944,000 shares available for granting under the Stock Incentive Plan, which assumes that no shares will be awarded under our LTIP.

         2004 Non-Employee Directors' Stock Incentive Plan.    The Franklin Covey Co. 2004 Non-Employee Directors' Stock Incentive Plan was ratified by shareholders in March 2005 and was subsequently amended and approved by our shareholders in January 2006 (the "Directors' Plan"). The Directors' Plan provides our non-employee directors, who are ineligible to participate in our Stock Incentive Plan, an opportunity to acquire shares of common stock. As amended, the Directors' Plan grants each non-employee director an annual unvested stock grant of 4,500 shares of common stock. There is no limitation on the maximum dollar value of all awards made under the Directors' Plan in any given year.

         Employee Stock Purchase Plan.    Our ESPP offers qualified employees the opportunity to purchase shares of our common stock at a price equal to 85% of the average fair market value of our common stock on the last trading day of each fiscal quarter. The ESPP reserved 1,000,000 shares for issuance to participants, and, as of July 1, 2008, approximately 832,000 shares remain available for purchase under the ESPP.

         Amended and Restated Option Agreement.    On December 8, 2004, we entered into an Amended and Restated Option Agreement with Robert A. Whitman (the "Restated Option Agreement"), which amended and restated the option agreement dated September 1, 2000 (the "Original Option Agreement"). Under the Original Option Agreement, Mr. Whitman was granted an option to purchase 1,602,000 shares of our common stock at an exercise price of $14.00 per share. The Restated Option Agreement fully vests all options granted to Mr. Whitman and eliminates the vesting schedule under the Original Option Agreement. Mr. Whitman may exercise the options until August 31, 2010, regardless of his earlier termination of employment, death or disability.

         Restricted Shares Agreement.    On December 8, 2004, we entered into an Agreement for the Issuance of Restricted Shares (the "Restricted Shares Agreement") with Mr. Whitman. Pursuant to the Restricted Shares Agreement, we issued 225,000 shares of restricted stock that vest over five years to Mr. Whitman. Vesting is accelerated if we achieve specific financial performance objectives. One-half of these shares have vested pursuant to the achievement of certain financial performance objectives, and the remaining shares vested on July 8, 2008 corresponding with the sale of the CSBU.

Savings and Retirement Plans

         Profit Sharing Plan.    We have defined contribution profit sharing plans for our employees that qualify under Section 401(k) of the Internal Revenue Code. These plans provide retirement benefits for employees meeting minimum age and service requirements. Qualified participants may contribute up to 75 percent of their gross wages, subject to certain limitations. These plans also provide for matching contributions to the participants that are paid by us. The matching contributions, which were expensed as incurred, totaled $1.5 million, $1.3 million, and $0.8 million during the fiscal years ended August 31, 2007, 2006, and 2005.

         Nonqualified Deferred Compensation Plan.    We have a non-qualified deferred compensation plan that provided certain key officers and employees the ability to defer a portion of their compensation until a later date. Deferred compensation amounts used to pay benefits are held in a "rabbi trust," which invests in insurance contracts, various mutual funds, and shares of our common stock as directed by the plan participants. The trust assets, which consist of the investments in insurance contracts and mutual funds, are recorded in our consolidated balance sheets because they are subject to the claims of our creditors. The corresponding deferred compensation liability represents the amounts deferred by plan participants plus or minus any earnings or losses on the trust assets. The deferred compensation plan's assets totaled $0.7 million and $1.2 million at August 31, 2007 and 2006, while the plan's liabilities totaled $0.9 million and $1.1 million at August 31, 2007 and 2006. At August 31, 2007, the rabbi trust also held shares of our common stock with a cost basis of $0.5 million. The assets and liabilities of the deferred compensation plan were recorded in other long-term assets, treasury stock, additional paid-in capital, and long-term liabilities, as appropriate, in the accompanying consolidated balance sheets.

        Due to increases in the market value of our common stock held by the deferred compensation plan during fiscal 2005 which increased the plan liability to participants without a corresponding increase in plan assets, we recorded increased expenses associated with our deferred compensation plan. To reduce expenses from the plan in future periods, we modified the deferred compensation plan to require participants who hold shares of our common stock to receive distributions in common stock rather than cash.

        Due to legal changes resulting from the American Jobs Creation Act of 2004, we determined to cease compensation deferrals to this deferred compensation plan after December 31, 2004. Other than the cessation of compensation deferrals and the requirement to distribute investments in our stock with shares of stock, the plan will continue to operate and make payments to participants under the same rules as in prior periods.

Severance Policy

        We implemented a severance policy to establish in advance the appropriate treatment for terminating executives and to ensure market competitiveness. Named executive officers who are terminated involuntarily without cause receive an equivalent of one year of base salary and target annual short-term incentive compensation. Additionally, we pay COBRA medical and dental insurance premiums for the term of the severance. Consistent with our severance payment policy, all severance payments are made as a lump sum. We do not gross-up severance payments to compensate for taxes withheld.

Other Plans and Arrangements

         Series A Preferred Stock Recapitalization.    In March 2005, as agreed with Knowledge Capital, our largest shareholder in terms of voting power and the beneficial holder of approximately 27% of our outstanding shares of Capital Stock, we completed a recapitalization of our Series A Preferred Stock in which we bifurcated each previously outstanding share of Series A Preferred Stock into two separate securities: (a) a new Series A Preferred Stock that, among other things, was no longer convertible into shares of our common stock and (b) new warrants to purchase shares of our common stock. In addition, the new Series A preferred stock automatically converted to shares of Series B preferred stock if the holder of the original Series A preferred stock sold, or transferred, the preferred stock to another party. In accordance with terms and provisions of the preferred stock recapitalization, we have redeemed all outstanding shares of Series A preferred stock, and there are currently no shares of Series A or Series B preferred stock issued or outstanding.

         Warrants.    At the closing of the Series A recapitalization, we issued to Knowledge Capital a warrant to purchase 5,913,402 shares of our common stock with an exercise price of $8.00 per share and expiring eight years after issuance. We also issued warrants to purchase a total of 325,686 shares of common stock with substantially similar terms to our other holders of shares of Series A Preferred Stock. All of these warrants became exercisable, in whole or part, in March 2006. We currently have an effective registration statement covering the issuance of the shares of common stock issuable upon exercise of the warrants issued to all holders other than Knowledge Capital. As of July 1, 2008, an immaterial number of warrants issued in the Series A recapitalization have been exercised.

        Upon exercise of any warrant, warrant holders may choose, or we may elect to require, any warrant exercise to be a net exercise in which the exercising holder would receive fewer shares of common stock, depending on the fair market value of the common stock at the time of exercise, than otherwise could be received upon an exercise for cash. Further, in the place of issuing any shares of common stock to such holder, we may, at our election, choose to pay to any warrant holder completing a net exercise of a warrant a cash amount equal to the fair market value of the shares of common stock that otherwise would be issuable to such holder in connection with such net exercise as opposed to issuing shares of common stock to the exercising holder.

         Restated Shareholders Agreement.    In connection with the Series A recapitalization, we entered into an Amended and Restated Shareholders Agreement with Knowledge Capital dated March 8, 2005 (the "Restated Shareholders Agreement"). The Restated Shareholders Agreement provides that:

  •
  the Company is obligated to nominate one designee of Knowledge Capital for election to the Board of Directors. Donald J. McNamara, a current member of the Board of Directors, is the designee of Knowledge Capital pursuant to this agreement. Upon the mutual agreement of the Company and Knowledge Capital, Robert A. Whitman, the Chairman of the Board of Directors, does not currently serve as a designee of Knowledge Capital, although he beneficially owns a partnership interest of Knowledge Capital. To the extent requested by Knowledge Capital, the Company is obligated at each meeting of the shareholders of the Company at which directors are elected to cause the Knowledge Capital designee to be nominated for election and will solicit proxies in favor of such nominee and vote all management proxies in favor of such nominee except for proxies that specifically indicate to the contrary;

  •
  the Company is obligated, if requested by Knowledge Capital, and to the extent permitted by law and applicable rules of the NYSE, to ensure that at least one designee of Knowledge Capital is a member of all committees of the Board other than any special committee of directors formed as a result of any conflict of interest arising from any Knowledge Capital designee's relationship with Knowledge Capital. Knowledge Capital has not requested that its designee serve on any committees of the Board and Donald J. McNamara does not currently serve on any Board of Director committees;

  •
  so long as Knowledge Capital is entitled to designate at least two directors, approval by 80% of our directors is required for the Company to incur certain indebtedness or engage in major divestitures or acquisitions unless certain financial tests are met; and

  •
  subject to certain exceptions, Knowledge Capital may not acquire more than 25% of the total voting power of the Company unless the acquisition is approved by directors who are not designees of Knowledge Capital.

         Restated Registration Rights Agreement.    In connection with the Series A recapitalization, we entered into an Amended and Restated Registration Rights Agreement with Knowledge Capital dated March 8, 2005 (the "Restated Registration Rights Agreement"). The Restated Registration Rights Agreement required us to use our best efforts to register the resale of all shares of (a) common stock and (b) Series B Preferred Stock issuable upon the transfer and conversion of the Series A Preferred Stock held by Knowledge Capital and certain permitted transferees of Knowledge Capital. We currently have an effective registration statement covering the resale of those shares as required under the Restated Registration Rights Agreement, which we are obligated to keep continuously effective until the earlier of (x) all shares of Series B Preferred Stock covered thereby being sold or (y) three years from the effective date. We further have entered into a letter agreement with Knowledge Capital pursuant to which it has agreed that it will not engage in a distribution of the shares of our common stock held by it until the termination of the Offer.

        Additionally, upon the request of Knowledge Capital or certain permitted transferees of Knowledge Capital holding in the aggregate two-thirds of the shares of common stock issuable upon exercise of the warrant issued to Knowledge Capital at the closing of the Series A recapitalization as described above, we have the obligation to use our reasonable best efforts to register the resale of those warrant shares, provided our resale registration obligation is conditioned upon the weighted average sales price of our common stock over the previous ten trading days being at least 80% of the $8.00 warrant exercise price. We further must use our reasonable best efforts to keep the registration statement continuously effective until the earlier of (a) all shares covered by the registration statement being sold, (b) all such shares being resalable pursuant to Rule 144 during any 90-day period or (c) three years from date the registration statement has been declared effective. We have not yet been required to file this registration statement pursuant to the terms of the Restated Registration Rights Agreement.

         Management Stock Loan Program.    In our fiscal year 2000, some of our management personnel borrowed funds from an external lender to acquire shares of our common stock, which loans matured in May 2005 by their terms. In fiscal 2001, we acquired these management stock loans from the external lender and currently are the creditor for these loans. In May 2004, we chose to modify some of our rights under the terms of the loans to potentially improve the borrowers' ability to pay, and our ability to collect, the outstanding balances of the loans. Although we did not formally change the loan documents in 2004, our modifications included:

  •
  waiving our right to collect the outstanding balance of the loans before the earlier of (a) March 30, 2008 or (b) the date after March 30, 2005 on which the closing price of our common stock multiplied by the number of shares purchased by the borrowers equals the outstanding principal and accrued interest on the loans;

  •
  prospectively waiving the collection of all interest on the loans in excess of 3.16% per year; and

  •
  indicating that we may consider receiving shares of our common stock as payment on the loans, which were previously payable only in cash.

        These modifications to the loan terms applied to all current and former employees whose loans did not fall under the provisions of the Sarbanes-Oxley Act of 2002. Loans to our officers and directors (as defined by the Sarbanes-Oxley Act of 2002) were not affected by the approved modifications.

        During the quarter ended May 27, 2006, we offered to borrowers in the management stock loan program (other than our officers and directors) the opportunity to formally modify the terms of their loans by written agreement in exchange for placing their shares of common stock purchased through the loan program in an escrow account and giving us a security interest in the loan program shares. These modifications are intended to give us a measure of control over the outstanding loan program shares and to facilitate payment of the loans should the market value of our common stock equal the principal and accrued interest on the management stock loans. The key modifications to the management common stock loans for the participants accepting our offer were as follows:

  •
  changing the loan due date to be the earlier of (a) March 30, 2013 or (b) the date on which the closing price of our common stock multiplied by the number of shares purchased by the loan borrowers equals the outstanding principal and accrued interest on the loans;

  •
  increasing the interest rate on the loans from 3.16% per year to 4.72% per year; and

  •
  giving us the right to redeem the shares purchased through the loan program on the applicable maturity date.

        Borrowers were permitted to choose whether or not to accept these modifications by written agreement. If a borrower has declined our offer, such borrower's loan will continue to have the same terms and conditions previously established in May 2004 as described above. As of the closing of our extension offer to borrowers in June 2006, borrowers holding approximately 3,508,000 shares, representing 94% of the loan program shares, elected to accept our extension offer. To date, the market value of our common stock has not achieved a price necessary to trigger a maturity of the management stock loans under either the 2004 or 2006 modifications.

         Stephen R. Covey Agreement.    Stephen R. Covey, who is Vice Chairman of the Board of Directors, receives book royalties and has a Speaker Services Agreement with the Company pursuant to which Dr. Covey receives 80 percent of the net proceeds from personal speaking engagements, which resulted in expenses totaling $2.0 million during the fiscal year ended August 31, 2007.

        For additional information about these agreements and other agreements to which the Company is a party, please see our Proxy Statement and Annual Report on Form 10-K for the year ended August 31, 2007, which descriptions are incorporated herein by reference.

Recent Securities Transactions

        There were no transactions in the shares by the Company or any of our directors or executive officers during the 60 days prior to the commencement of the Offer.

12.   Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

        The purchase of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively smaller volume of shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

        We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the NYSE. The Offer is conditioned upon our determination that the consummation of the Offer and the purchase of shares will not cause the shares to be delisted from the NYSE. See Section 7.

        Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

        Our shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.   Legal Matters; Regulatory Approvals

        Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for shares is subject to the conditions set forth in Section 7.

14.   Material U.S. Federal Income Tax Consequences

        The following summary describes the material U.S. federal income tax consequences as of the date hereof to U.S. Holders and Non-U.S. Holders (each as defined below) of an exchange of shares for cash pursuant to the Offer. The summary is based on the Internal Revenue Code (the "Code"), Treasury Regulations, judicial decisions, published positions of the IRS, and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular shareholder or to shareholders subject to special treatment under U.S. federal income tax laws (such as financial institutions, broker dealers, insurance companies, cooperatives, expatriates, tax exempt organizations, pension plans, regulated investment companies or real estate investment trusts, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar, persons that acquired their shares through the exercise of an employee stock option or otherwise as compensation, or partnerships or other pass-through entities or persons holding shares through partnerships or other pass-through entities) or to persons who hold shares as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. In addition, this discussion does not address the consequences of the alternative minimum tax, or any state, local or foreign tax consequences or any tax consequences (e.g., estate or gift tax) other than U.S. federal income tax consequences. In particular, this discussion does not address any tax consequences arising from the sale of shares acquired pursuant to the ESPP or the Deferred Compensation Plan. This summary assumes that shareholders hold shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.

        As used herein, the term "U.S. Holder" means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect to be treated as a U.S. person. As used herein, the term "Non-U.S. Holder" means a beneficial owner of shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and each partner in such partnership should consult its own tax advisor about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the Offer.

        Each shareholder is advised to consult its own tax advisor as to the particular U.S. federal income tax consequences to such shareholder of tendering shares pursuant to the Offer and the applicability and effect of any state, local or foreign tax laws and other tax consequences with respect to the Offer.

U.S. Federal Income Tax Treatment of U.S. Holders

         Characterization of Sale of Shares Pursuant to the Offer.    The sale of shares by a shareholder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder's particular facts and circumstances. Under Section 302 of the Code, the sale of shares by a shareholder for cash pursuant to the Offer will be treated as a "sale or exchange" of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a "complete termination" of the U.S. Holder's equity interest in us under Section 302(b)(3) of the Code, (ii) is a "substantially disproportionate" redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the "Section 302 Tests").

        The receipt of cash by a U.S. Holder will be a "complete termination" of the U.S. Holder's equity interest in us if either (i) the U.S. Holder owns none of our shares either actually or constructively after the shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our shares after the sale of shares pursuant to the Offer and, with respect to shares constructively owned by the U.S. Holder after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Code. U.S. Holders wishing to satisfy the "complete termination" test through waiver of attribution are particularly advised to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver.

        The receipt of cash by a U.S. Holder will be "substantially disproportionate" if the percentage of our outstanding shares actually and constructively owned by the U.S. Holder following the sale of shares pursuant to the Offer is less than 80% of the percentage of our outstanding shares actually and constructively owned by the U.S. Holder before the sale of shares pursuant to the Offer.

        Even if the receipt of cash by a U.S. Holder fails to satisfy the "complete termination" test and the "substantially disproportionate" test, a U.S. Holder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the U.S. Holder's surrender of shares pursuant to the Offer results in a "meaningful reduction" in the U.S. Holder's equity interest in us. Whether the receipt of cash by a U.S. Holder will be "not essentially equivalent to a dividend" will depend upon the U.S. Holder's particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority shareholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a "meaningful reduction."

         Constructive Ownership and Related Transactions.    Several special rules apply to the calculation of ownership percentages that must be made under the Section 302 Tests.

        First, special "constructive ownership" rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder actually or constructively has an equity interest, as well as shares the U.S. Holder has an option to purchase.

        Second, contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the surrender of shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of shares. U.S. Holders are advised to consult their own tax advisors regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

        Third, for purposes of the Section 302 Tests, any repurchases made by us following the expiration of the Offer pursuant to one or more additional equity self-tender offers, accelerated stock repurchase programs or open market share repurchase programs, as described in Section 2 above, may be required to be taken into account by a U.S. Holder in determining such Holder's percentage ownership in our shares after the Offer. This may make it more difficult for the U.S. Holder to satisfy the Section 302 Tests. For example, even if a U.S. Holder would meet the "substantially disproportionate" or "not essentially equivalent to a dividend" test based solely on the Holder's sale of shares in the Offer, the test might not be satisfied after taking into account the reduction in the number of outstanding shares as a result of later repurchases by us of shares from other shareholders.

        U.S. Holders are advised to consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer. In addition, a U.S. Holder owning at least 5% of our outstanding shares must comply with the reporting requirement of Treasury Regulation Section 1.302 2(b)(2).

         Sale or Exchange Treatment.    If any of the above three Section 302 Tests is satisfied, and the sale of the shares is therefore treated as a "sale or exchange" for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder's tax basis in the shares sold pursuant to the Offer. Generally, a U.S. Holder's tax basis in the shares will be equal to the cost of the shares to the U.S. Holder. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder's holding period for the shares that were sold exceeds one year as of the date of the purchase by us pursuant to the Offer. Certain individual and other non-corporate U.S. Holders are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain (maximum rate of 15%). A U.S. Holder's ability to deduct capital losses may be limited. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) we purchase from the U.S. Holder under the Offer.

         Distribution Treatment.    If none of the Section 302 Tests is satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder's shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution would be treated as a dividend to the extent that we have current or accumulated earnings and profits, as determined under

U.S. federal income tax principles. Such a dividend would be taxed in its entirety as ordinary dividend income without a reduction for the U.S. Holder's tax basis of the shares exchanged, and the tax basis of such exchanged shares would be added to the tax basis of the U.S. Holder's remaining shares, if any. Dividends received by a non-corporate U.S. Holder in tax years prior to 2011 will be eligible to be taxed at capital gains rates if the U.S. holder meets certain holding period and other applicable requirements. The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the U.S. Holder, with a corresponding reduction in such U.S. Holder's tax basis in its shares until reduced to zero, and then as capital gain from the sale or exchange of the shares. The IRS has stated in a published announcement that it is studying whether the basis reduction in such a case should be limited to the basis of the shares redeemed, or whether the basis of both the retained and redeemed shares should be reduced to zero before gain is recognized.

        If a sale of shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the "extraordinary dividend" provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividends received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their shares. Provided that minimum holding period requirements are met, and subject to certain limitations for hedged positions, dividend income with respect to non-corporate U.S. Holders (including individuals) generally will be eligible for U.S. federal income taxation at a maximum rate of 15%.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

         Withholding.    See Section 3 with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders pursuant to the Offer.

         Sale or Exchange Treatment.    Gain realized by a Non-U.S. Holder on a sale of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a "sale or exchange" pursuant to the Section 302 Tests described above under "U.S. Federal Income Tax Treatment of U.S. Holders" unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to the U.S. permanent establishment maintained by such Non-U.S. Holder) or (ii) in the case of gain realized by a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

        In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or lower rate specified in an applicable income tax treaty, on gain from the sale of shares pursuant to the Offer that is effectively connected with the conduct of a trade or business within the United States.

         Distribution Treatment.    If the Non-U.S. Holder does not satisfy any of the Section 302 Tests explained above, the full amount received by the Non-U.S. Holder with respect to the sale of shares to us pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder's shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale of shares will be determined in the manner described above under "U.S. Federal Income Tax Treatment of U.S. Holders." Except as described in the following paragraphs, to the extent that amounts received by a Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN (or a suitable substitute form) certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

        Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States are not subject to U.S. federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to U.S. federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from U.S. federal withholding tax with respect to the purchase price of shares treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, the Non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI (or a suitable substitute form) certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and includible in that holder's gross income. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty, on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

        The Depositary (or other applicable withholding agent) will withhold at a 30% rate on the gross proceeds of the Offer paid to a Non-U.S. Holder, unless the Non-U.S. Holder provides the Depositary (or other applicable withholding agent) with (i) an IRS Form W-8 ECI (or suitable substitute form), claiming that the Offer proceeds are effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder or (ii) an IRS Form W-8BEN (or a suitable substitute form) establishing that a reduced rate of withholding is available under an applicable income tax treaty. See Section 3.

        A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal tax withheld if the Non-U.S. Holder meets any of the three Section 302 Tests described above under "U.S. Federal Income Tax Treatment of U.S. Holders" with respect to the sale of shares pursuant to the Offer, or is able to establish that no tax or a reduced amount of tax is due, in either case, provided that an appropriate claim is timely filed with the IRS. To obtain such a refund, the Non-U.S. Holder must file a U.S. federal income tax return with the IRS.

        Non-U.S. Holders are advised to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures and the availability of any foreign tax credit under applicable foreign tax laws.

Tax Considerations for Holders of Common Stock that Do Not Tender any Shares in the Offering

        The Offer will have no U.S. federal income tax consequences to our shareholders that do not tender any shares in the Offer.

Backup Withholding

        See Section 3 with respect to the application of U.S. federal backup withholding.

15.   Extension of the Tender Offer; Termination; Amendment

        We expressly reserve the right, in our sole discretion, at any time and from time to time prior to the Expiration Time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the failure of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect prior to the Expiration Time, including by changing the purchase price range or the aggregate purchase price limit. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 11:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRNewswire or another comparable service.

        If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1) we make any change to (a) the price range at which we are offering to purchase shares in the Offer, (b) decrease the aggregate purchase price limit and thereby decrease the number of shares purchasable in the Offer, or (c) increase the aggregate purchase price limit and thereby increase the number of shares purchasable in the Offer by more than 2% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15, the Offer will be extended until the expiration of such 10 business day period.

16.   Fees and Expenses

        We have retained ThinkPanmure, LLC to act as the Dealer Manager and financial advisor in connection with the Offer. In such role, the Dealer Manager may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that they contact or persons that contact them. The Dealer Manager will receive reasonable and customary compensation. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under federal securities laws.

        The Dealer Manager and its affiliates have in the past provided, and in the future may provide, financial advisory, brokerage, investment banking and financing services to us, for which services they have received, and would expect to receive, compensation from us. Additionally, in the ordinary course of business, including in its trading and brokerage operations, the Dealer Manager and its affiliate may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

        We also have retained Georgeson Inc. to act as Information Agent and Zions Bank to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

        We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Section 5 hereof.

17.   Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us. In any jurisdiction where the securities, "Blue Sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more requested brokers or dealers licensed under the laws of the applicable jurisdiction.

        You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer or regarding the purchase price or prices at which you may tender shares. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

July 29, 2008

        The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Zions Bank

For Delivery of Notice of Guaranteed Delivery or Requests to Withdraw Tenders via facsimile:	By First Class Mail, Registered, Certified, Express, Overnight Delivery or in Person:
(801) 594-8018 To confirm receipt of FAX, call (801) 844-7546	Zions Bank Corporate Trust Department Attn: Stock Transfer One South Main Street, 12th Floor Salt Lake City, UT 84111

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured for at least 2% of the current market value, is recommended. Shareholders have the responsibility to cause the Letter of Transmittal and any other documents required by this Letter of Transmittal to be delivered in accordance with the Offer.

        Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor
New York, NY 10038-3560
Banks and Brokers Call (212) 440-9800
All Others Call Toll Free (800) 491-3365

The Dealer Manager for the Offer is:

ThinkPanmure, LLC
31 West 52nd Street, 17th Floor
New York, NY 10019
(212) 468-7000

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  Exhibit 99.(a)(1)(A)